Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261466
Prospectus Supplement No. 2
(To Prospectus dated May 5, 2022)

This prospectus supplement updates and supplements the prospectus dated May 5, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-261466). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2022 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MAPS.” On June 27, 2022, the closing price of our Class A Common Stock was $3.82.

SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS, AS UPDATED AND SUPPLEMENTED UNDER SIMILAR HEADINGS IN ANY FURTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

WM TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39021	98-1605615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

41 Discovery Irvine, California	92618
(Address of principal executive offices)	(Zip Code)
(844) 933-3627
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	MAPS	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	MAPSW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 21, 2022, WM Technology, Inc, (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). As of April 28, 2022, the record date for the Annual Meeting (the “Record Date”), 144,397,402 shares of the Company’s common stock were outstanding and entitled to vote at the Annual Meeting. A summary of the matters voted upon by stockholders at the Annual Meeting is set forth below.

A total of 92,473,430 shares of the Company’s common stock were present at the Annual Meeting in person, by virtual attendance, or by proxy, which represents 64.04% of the shares of the Company’s common stock outstanding as of the Record Date.

Proposal 1. Election of Directors.

The Company’s stockholders elected the three persons listed below as Class I Directors, each to serve until the Company’s 2025 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation or removal. The final voting results are as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Christopher Beals	72,693,786	8,674,123	11,105,521
Fiona Tan	72,670,396	8,697,513	11,105,521
Anthony Bay	81,284,796	83,113	11,105,521

Proposal 2. Advisory Vote, on a Non-Binding Basis, to approve the Compensation of the Company’s Named Executive Officers for the Year Ended 2021.

The Company’s stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s definitive proxy statement relating to the Annual Meeting. The final voting results are as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
74,455,079	6,864,399	48,431	11,105,521

Proposal 3. Advisory Vote, on a Non-Binding Basis, on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation.

The Company’s stockholders indicated, on a non-binding advisory basis, the preferred frequency of one year for future stockholder advisory votes on the compensation of the Company’s named executive officers. In light of this result and consistent with the Company’s recommendation, the Company’s Board of Directors (the “Board”) has determined to hold future advisory votes on executive compensation every year. Under Section 14a-21(b) of the Securities Exchange Act of 1934, as amended, the Company will hold the next advisory vote on the frequency of such stockholder votes no later than its 2028 Annual Meeting of Stockholders. The final voting results are as follows:

1 Year	2 Years	3 Years	Abstentions
81,246,621	29,216	70,534	21,538

Proposal 4. Ratification of the Selection of Independent Registered Public Accounting Firm.

The Company’s stockholders ratified the selection of Baker Tilly US, LLP by the Audit Committee of the Board as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The final voting results are as follows:

Votes For	Votes Against	Abstentions
92,353,685	71,576	48,169

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 27, 2022

WM TECHNOLOGY, INC.

	By:	/s/ Arden Lee
Arden Lee
Chief Financial Officer